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                                 EXHIBIT 99.1


MORRISON KNUDSEN CORPORATION                                       NEWS RELEASE

Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729                            For Further Information Contact:
Telex:  368439/Phone:  (208) 386-5387                  Corporate Communications
Fax:  (208) 386-5065

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FOR RELEASE:                   SEPTEMBER 20, 1995

           MORRISON KNUDSEN SETTLES SECURITIES, DERIVATIVE LITIGATION

     BOISE -- Morrison Knudsen Corporation announced today that it has settled all outstanding securities class actions and all but one associated derivative action. The terms of the settlement are subject to court approval.
     The securities class action consisted of seven separate cases consolidated into one lawsuit alleging various securities violations by Morrison Knudsen Corporation and certain of its former and current directors and officers pending in U.S. District Court in Boise, Idaho. The Corporation was named a nominal defendant in 13 derivative actions which were filed in state courts in Idaho and Delaware. The settlement covers all but one derivative case and an agreement in principle has been reached on that action.
     The Corporation indicated that the settlement did not include any findings of wrongdoing by Morrison Knudsen or any of the individual defendants, but acknowledged the expense and length of continued proceedings.
     "We're focused on serving clients and recapitalizing this company," said Robert A. Tinstman, MK's President and Chief Executive Officer. "We're glad to put this litigation behind us and get back to world class engineering and construction."
     The settlement of the suits provides for MK's insurance carriers to pay $35 million, from which attorney's fees and expenses will be paid, with the remainder going to the plaintiff class, which consists of purchasers of MK common stock during the period October 15, 1993 through March 20, 1995. The securities class action settlement also provides for MK to issue 2,976,923 shares of common stock to the plaintiff class. The settlement of the derivative litigation further provides for the implementation of certain corporate governance procedures, including reasonable efforts to appoint up to seven additional non-employee directors to MK's Board, and for MK's former Chairman, William J. Agee, to relinquish contractual benefits, including severance pay other than his Supplemental Savings Plan account and a reduced lifetime annual retirement benefit.
     Both settlements are subject to court approval. Judge Edward Lodge of the U.S. District Court in Boise, Idaho, has set December 1, 1995 as a hearing date for consideration of the securities class action settlement. Morrison Knudsen established a reserve of $29 million at December 31, 1994 as a provision for settlement of this litigation.
     Morrison Knudsen Corporation (MRN-NYSE), founded in 1912, serves the world's environmental, industrial, mining, process, operations & maintenance, power, transportation and heavy construction markets as an engineer and contractor.

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